EXHIBIT 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

US HIGHLAND, INC.,

SUPREME SWEETS ACQUISITION CORP.,

SUPREME SWEETS INC.

AND

2498411 ONTARIO INC.

Dated as of June 30, 2018

TABLE OF CONTENTS

ARTICLE I Certain Definitions		1
1.1	Defined Terms	1

ARTICLE II Purchase and Sale of Assets		6
2.1	Assets to Be Transferred	6
2.2	Obtaining Consents	7
2.3	Obtaining Permits and Licenses	7
2.4	Assumed Liabilities and Obligations	8
2.5	No Other Liabilities or Obligations Assumed	8
2.6	Employees	8

ARTICLE III The Closing		8
3.1	Payment of the Purchase Price.	8
3.2	Purchase Price Adjustment	8
3.3	Time and Place	8
3.4	Payment of Taxes and Other Charges.	9
3.5	Seller’s Deliveries at Closing.	9
3.6	Buyer’s Deliveries at Closing.	10

ARTICLE IV Representations and Warranties of Seller		10
4.1	Organization and Good Standing.	10
4.2	Authorization.	10
4.3	Consents and Approvals	11
4.4	Licenses and Permits	11
4.5	Subsidiaries	11
4.6	Financial Statements	11
4.7	Absence of Certain Changes	11
4.8	Absence of Undisclosed Liabilities.	13
4.9	Title and Condition of Acquired Assets	13
4.10	Accounts Receivable	13
4.11	Letters of Credit, Bonds, Etc.	13
4.12	Accounting Principles, Policies and Procedures	13
4.13	Environmental Matters	14
4.14	Intangible Personal Property	15
4.15	Labor and Employment-Related Agreements	15
4.16	Employee Benefit Plans	16
4.17	Contracts	17
4.18	Absence of Certain Business Practices	18
4.19	Transactions with Related Parties	18
4.20	Compliance with Laws	18
4.21	Litigation	18
4.22	Taxes	19
4.23	Inventory	19
4.24	Brokerage Fees	19
4.25	Disclosure	19

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ARTICLE V Representations and Warranties of Buyer		20
5.1	Organization and Corporation Authority.	20
5.2	Authorization.	20
5.3	Consents and Approvals.	20
5.4	Brokerage Fees	20

ARTICLE VI Covenants of the Parties		20
6.1	Conduct of Business	20
6.2	Further Assurances.	21
6.3	Employees; Benefit Plans	21
6.4	Books and Records.	22

ARTICLE VII Conditions to Subsequent Closing		22
7.1	Conditions to the Obligations of Buyer to Effect the Transactions Contemplated Hereby	22
7.2	Conditions to the Obligations of Sellers to Effect the Transactions Contemplated Hereby	23

ARTICLE VIII Certain Agreements and Understandings		24
8.1	Notices and Consents	24
8.2	Further Obligations of Seller	24
8.3	Collection of Accounts Receivable; Payment of Assumed Liabilities	24

ARTICLE IX Indemnification		25
9.1	Indemnification by Seller.	25
9.2	Indemnification by Buyer	25
9.3	Indemnification by Seller for Tax Liabilities	26
9.4	Claims for Indemnification	26
9.5	Limitations on Indemnity	26
9.6	Defense	27
9.7	Interest	27
9.8	Survival of Representations, Warranties, Covenants and Indemnities	28

ARTICLE X Termination		29
10.1	Termination	29
10.2	Effect of Termination.	29

ARTICLE XI Miscellaneous		31
11.1	Notices	31
11.2	Assignability and Parties in Interest	31
11.3	Governing Law	31
11.4	Counterparts	31
11.5	Complete Agreement	31
11.6	Modifications, Amendments and Waivers.	32
11.7	Expenses	32
11.8	Attorneys’ Fees and Costs	32
11.9	Further Assurances.	32
11.10	Contract Interpretation; Construction of Agreement	32
11.11	Confidentiality	32
11.12	Jurisdiction and Venue	32

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INDEX OF SCHEDULES AND EXHIBITS

Schedule	Description

2.1	Excluded Assets
2.1(a)	Equipment
2.1(d)	Intangible Personal Property
2.4	Assumed Liabilities
4.3	Consents and Approvals
4.6	Financial Statements; Exceptions to GAAP
4.7	Certain Changes
4.9	Liens
4.10	Accounts Receivable
4.11	Letters of Credit, Bonds, Etc.
4.12	Accounting Principles, Policies and Procedure
4.13	Environmental Matters
4.15	Labor and Employment-Related Agreements
4.16	Employee Benefit Plans
4.17	Contracts
4.19	Transaction With Related Parties
4.20	Compliance With Laws
4.21	Litigation
4.22	Taxes
4.23	Brokerage Fees
5.4	Brokerage Fees
6.3(a)	Continuing Employees

Exhibit	Description

8.6	Asset Allocation Statement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2018 (“Effective Date”), by and among Supreme Sweets Inc. (“Old Supreme Sweets”), a corporation organized under the laws of Ontario, Canada and 2498411 Ontario Inc. (“249 Ontario”), a corporation organized under the laws of Ontario, Canada (collectively, the “Seller”, except that wherever the context dictates, “Seller” may refer to either or both of Old Supreme Sweets and/or 249 Ontario), and US Highland, Inc., a Nevada corporation and Supreme Sweets Acquisition Corp., a corporation organized under the laws of Ontario, Canada (collectively, “Buyer”).

W I T N E S S E T H

WHEREAS, Seller owns certain tangible personal property and intangible assets relating to its snacks, pastries and baked goods operations, including low calorie and gluten-free options (as further defined herein, the “Acquired Assets”) and maintains certain liabilities on its books and records related thereto (as further defined herein the “Assumed Liabilities”);

WHEREAS, Seller wishes to sell the Acquired Assets and transfer the Assumed Liabilities to Buyer, subject to and in accordance with the terms and conditions hereof;

WHEREAS, Buyer desires to purchase the Acquired Assets and to assume the Assumed Liabilities, subject to and in accordance with the terms and conditions hereof; and

WHEREAS, in connection with the Transactions contemplated herein, the parties will have the combined books and records audited pursuant to the rules of the U.S., Securities and Exchange Commission;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1          Defined Terms. As used in this Agreement, the following terms shall have the meanings indicated below:

Accounts Receivable. The term “Accounts Receivable” shall have the meaning set forth in Section 2.1(c).

Acquired Assets. The term “Acquired Assets” shall have the meaning set forth in Section 2.1.

Affiliate. In respect of any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, or if such specified Person bears a familial relationship with such other Person.

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Affiliated Parties. The term “Affiliated Parties” shall have the meaning set forth in Section 9.1.

Agreement. The term “Agreement” shall have the meaning set forth in the preamble of this Agreement.

Assumed Liabilities. The term “Assumed Liabilities” shall have the meaning set forth in Section 2.4.

Award Agreement. The certain Award Agreement to be entered into by and among the Buyer, the Seller and the Seller’s stockholders at the Closing in a form mutually agreeable to the parties, which will address, (i) the ability of Seller’s stockholders to increase its percentage interest in Buyer up to eighty percent (80%), and (ii) the issuance and vesting schedule of up to twenty percent (20%) of the stock of US Highland, Inc.

Balance Sheet Date. The term “Balance Sheet Date” shall have the meaning set forth in Section 4.6.

Bank Debt. The term “Bank Debt” shall have the meaning set forth in the definition of Retained Liabilities.

Bill of Sale. That certain Bill of Sale, Assignment and Assumption Agreement to be entered into by and between the Buyer and the Seller at the Closing in a form mutually agreeable to the parties.

Books and Records. The term “Books and Records” shall have the meaning set forth in Section 2.1(g).

Business. The term “Business” shall mean the snacks, pastries and baked goods operations, which includes low calorie and gluten-free options, of the Seller as presently conducted and as conducted through the Closing Date by the Seller at the Leased Premises.

Buyer. Supreme Sweets Acquisition Corp., a corporation organized under the laws of Ontario, Canada.

Cap. The term “Cap” shall have the meaning set forth in Section 9.5(b).

Closing. The term “Closing” shall have the meaning set forth in Section 3.3.

Closing Balance Sheet. The term “Closing Balance Sheet” shall have the meaning set forth in Section 3.2(a).

Closing Date. The term “Closing Date” shall have the meaning set forth in Section 3.3.

Continuing Employees. The term “Continuing Employees” shall have the meaning set forth in Section 6.3.

Contract. The term “Contract” shall have the meaning set forth in Section 4.17(g).

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Determination Date. The term “Determination Date” shall have the meaning set forth in Section 4.16(a)(ii).

EBITDA. The term “EBITDA” means earnings before interest, taxes, depreciation and amortization.

Employee Benefit Plans. The term “Employee Benefit” shall have the meaning set forth in Section 4.16.

Employment Agreement. The term “Employment Agreement” means that certain Employment Agreement by and between Buyer and Mario Parravano.

Employment-Related Agreements. The term “Employment-Related Agreements” shall mean (i) any employment, consulting, collective bargaining or similar agreement, whether written or oral, to which the Seller is a party or by which the Seller, the Business or any of its assets are bound, (ii) any plan, agreement or arrangement sponsored by or contributed to by the Seller, including, without limitation, any life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, profit sharing, stock purchase, stock option, holiday, vacation, personal leave, severance pay, sick pay, sick leave, disability, educational assistance, employee discount, tuition refund, service award, company car, scholarship, relocation, fringe benefit, severance contracts, supplemental, pension arrangements, and other policies, practices or commitments, whether written or unwritten, providing employee or executive compensation or benefits to employees of the Seller, (iii) any employee welfare benefit plan or employee pension benefit plan, and (iv) any agreement, arrangement or understanding for the payment of post‑retirement benefits, whether oral or written.

Environmental Protection Laws. All federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to exposure of humans to toxic or hazardous substances, or (ii) pollution or protection of the environment or natural resources.

Equipment. The term “Equipment” shall have the meaning set forth in Section 2.1(a).

Excluded Assets. The term “Excluded Assets” shall mean those assets of the Seller listed on Schedule 2.1, which are retained by the Seller.

Financials. The term “Financials” shall have the meaning set forth in Section 4.6.

Financing. The term “Financing” means that certain Reg. A offering of US Highland, Inc., which is a condition to Closing.

GAAP. The term “GAAP” shall mean Canadian generally accepted accounting principles as in effect at the time in question.

Indemnified Party. The term “Indemnified Party” shall have the meaning set forth in Section 9.4.

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Indemnifying Party. The term “Indemnifying Party” shall have the meaning set forth in Section 9.4.

Independent Accounting Firm. The term “Independent Accounting Firm” shall have the meaning set forth in Section 3.2(a).

Intangible Personal Property. The term “Intangible Personal Property” shall have the meaning set forth in Section 2.1(e).

Interim Period. The term “Interim Period” shall have the meaning set forth in Section 10.3.

Lease. That certain Commercial Lease executed on or prior to the Closing Date by and among Buyer and Seller in a form mutually agreeable to the parties.

Licenses. The term “Licenses” shall have the meaning set forth in Section 2.1(e).

Lien. The term “Lien” shall have the meaning set forth in Section 4.9.

Loss or Losses. The term “Loss” or “Losses” shall have the meaning set forth in Section 9.1.

Management Agreement. The term “Management Agreement” means that certain Management Agreement by and between Buyer and the Seller’s stockholders’ management company (the “Management Company”), which shall be a delivery at Closing.

Most Recent Balance Sheet. The term “Most Recent Balance Sheet” shall have the meaning set forth in Section 4.6.

Name. The term “Name” shall have the meaning set forth in Section 8.5

Non-Competition Agreement. That certain Non-Competition Agreement executed on or prior to the Closing Date by and among Buyer, Seller and Seller’s stockholders in a form mutually agreeable to the parties.

Person. The term “Person” shall mean any natural person or any corporation, partnership, joint venture, association or other entity.

Prime Rate. The term “Prime Rate” shall mean the rate of interest specified in the Wall Street Journal, International Edition, as of the Closing Date.

Promissory Note. The term “Promissory Note” shall have the meaning set forth in Section 3.1(b).

Purchase Price. The term “Purchase Price” shall have the meaning set forth in Section 3.1(a).

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Regulated Substance. The term “Regulated Substance” shall mean any chemical or substance subject to or regulated under any Environmental Protection Law including, without limitation, any “pollutant or contaminant”, “hazardous substance”, “hazardous waste” and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls (“PCBs”), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos‑containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

Related Parties. The term “Related Parties” shall have the meaning set forth in Section 4.16(a).

Retained Liabilities. The term “Retained Liabilities” shall mean all liabilities of the Seller not expressly assumed by the Buyer and shall include, but not be limited to, the following: (i) any liability or obligation of Seller in connection with this Agreement or the Transactions, including, without limitation, attorneys’, accountants’, investment bankers’ and consultants’ fees and expenses pertaining to the performance by Seller of its or his respective obligations hereunder, (ii) except as provided in Section 8.4 hereof, any liability or obligation of Seller for Taxes, whether relating to periods before or after the Closing Date, or whether incurred by the Seller in connection with this Agreement, the Transactions or the Business, (iii) any liability or obligation of Seller under any guarantee or any agreement to provide indemnification to any other Person, (iv) any liability or obligation of Seller for management or executive bonuses or arising from or relating to any Employment-Related Agreement, (v) any liability or obligation to any shareholder or former shareholder of the Seller, (vi) indebtedness and all other obligations and liabilities of Seller to any bank or other lender (“Bank Debt”), (vii) any liability or obligation arising from acts or omissions of Seller, directors, shareholders, representatives, sales agents or employees, except to the extent such liability or obligation is an Assumed Liability, (viii) any liability or obligation for services rendered, except to the extent such liability or obligation is an Assumed Liability, (ix) any liability or obligation of Seller under or with respect to any lease, contract, arrangement or commitment, except to the extent such liability or obligation is an Assumed Liability, (x) any liability or obligation of Seller arising as a result of or out of any claim, any legal or equitable action, proceeding or investigation pertaining to or relating in any way to Seller initiated at any time, whether or not described in any Schedule hereto, (xi) any liability or obligation to pay for any products, goods, raw materials or services delivered or provided to Seller, except to the extent such liability or obligation is an Assumed Liability, or (xii) any liability or obligation of Seller arising out of or resulting from non-compliance with any Environmental Protection Laws.

Seller. Old Supreme Sweets and/or 249 Ontario, as the context dictates.

Stockholders Agreement. The certain Stockholders Agreement to be entered into by and between the Buyer and US Highland, Inc., with respect to their equity ownership of Buyer, in a form mutually agreeable to the parties.

Subsequent Closing. The term “Subsequent Closing” shall mean the delivery of the items set forth in Article VII.

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Tax or Taxes. The term “Tax or Taxes” shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including, without limitation, all income, gross receipts, sales, value added, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

Tax Return. The term “Tax Return” shall mean any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

Threshold Amount. The term “Threshold Amount” shall have the meaning set forth in Section 9.5(b).

Trade Secret Assets. The term “Trade Secret Assets” shall mean those assets contemplated in Section 2.1(d) and Section 2.1(h) of this Agreement.

Transactions. The term “Transactions” shall mean, in respect of any party, all transactions contemplated by this Agreement that involve, relate to or affect such party.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to or used by Seller in connection with the Business, except for the Excluded Assets listed on Schedule 2.1 attached hereto (the “Excluded Assets”), with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business (collectively, the “Acquired Assets”), including, but not limited to the following:

(a) all right, title and interest of Seller in, to and under all of Seller’s current assets and fixed assets described in Schedule 2.1(a), and all right, title and interest of the Seller in and to all tangible personal property, furnishings, furniture, office supplies, inventory, and other fixed assets owned by Seller used by or useful to the operation of the Business (collectively, the “Equipment”), including, but not limited to, the Equipment listed on Schedule 2.1(a);

(b) all accounts receivable and other rights to payment of money and all rights in and to any returned, reclaimed and repossessed goods, together with all rights, claims, counterclaims, titles, securities, security interests, liens and guaranties evidencing, securing, guaranteeing payment of, relating to or otherwise with respect to such accounts receivable and all rights, including any rights to recoupment, recovery, reclamation and resale (collectively, the “Accounts Receivable”), including, but not limited to, the Accounts Receivable listed on Schedule 2.1(a) to the extent not collected prior to the Closing;

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(c) all chattel paper, notes, drafts, surety bonds, insurance policies, insurance proceeds, insurance refunds, insurance dividends, and all rights to insurance proceeds, refunds and dividends, under any insurance policies existing on or prior to the Closing Date;

(d) all of Seller’s intangible assets related to the Business, including without limitation customer lists, vendor lists, processes, designs, inventions, trade secrets, know-how, marketing and advertising programs, computer programs, software applications, website and email addresses or numbers, formulae, customer lists, contractors’ and manufacturers’ warranties, licenses and permits (to the extent the same can be assigned) respecting any and all personal property to be acquired hereunder, all copyrights, patents, trademarks, corporate or company names, trade names, logos and service marks owned by the Seller, remedies against infringement thereof and rights to the protection of all interests therein under the laws of all jurisdictions, and any pending applications, registrations, extensions and renewals for any of the foregoing, all additions to any of the foregoing acquired from the date hereof through the Closing Date and all licenses or similar agreements or arrangements (the “Licenses”) with respect to the foregoing to which the Seller is a party either as a licensee or licensor (collectively the “Intangible Personal Property”), including but not limited to the Intangible Personal Property listed on Schedule 2.1(d);

(e) all deposits and prepaid expenses;

(f) all of the Contracts listed on Schedule 4.17;

(g) except as set forth in Schedule 2.1, copies or the originals of all business and financial records, computer hardware, promotional and advertising lists, telephone, telecopy and fax numbers, files, books, keys, alarm codes, manuals and documents relating to the Acquired Assets or the Business (the “Books and Records”); and

(h) all goodwill and going concern value attributable to the Business.

2.2 Obtaining Consents. Seller shall not sell, assign, transfer or convey to Buyer any of their rights and obligations in and to any of the Acquired Assets without first obtaining all approvals, consents or waivers necessary to effect such sale, assignment, transfer or conveyance. Seller shall use best efforts, and Buyer shall cooperate with Seller, to obtain all necessary approvals, consents or waivers necessary to sell, assign, transfer or convey the Acquired Assets to Buyer prior to the Closing; provided, however, that in obtaining such consents, Seller shall not, without Buyer’s prior written consent, agree to or enter into any material modification or amendment to any Contract, License or other agreement relating to any of the Acquired Assets.

2.3 Obtaining Permits and Licenses. Seller shall transfer and assign all permits and licenses, if any, required by any governmental agency with respect to the Business or the Acquired Assets to the extent they can be transferred. Buyer shall undertake to transfer only those permits and licenses that are not transferable and assignable by Seller; provided, however, that Seller shall assist Buyer in obtaining such permits and licenses as reasonably requested by Buyer, and Seller shall subcontract its permits and licenses, to the extent as legally permitted to do so, to the extent Buyer reasonably requests same, in which event Buyer shall indemnify Seller for any such use thereof until it is able to procure its own permit and license.

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2.4 Assumed Liabilities and Obligations. At the Closing, Buyer shall assume and shall thereafter pay, discharge and perform in the ordinary course and without enlarging the rights of any third party, only the liabilities and obligations appearing on Schedule 2.4 (the “Assumed Liabilities”), which are generally described as: normal trade payables and accruals in an amount consistent with Seller’s standard payment policies. Buyer shall not be responsible for the pro-rated portion of wages and salaries or manager and executive bonuses accrued but unpaid as of the Closing Date, nor for the pro-rated portion of any executive, manager or employee bonuses expected to be payable as of year-end 2018.

2.5 No Other Liabilities or Obligations Assumed. Buyer does not assume and shall not be liable for any liabilities, indebtedness or obligations of Seller or the Business other than the Assumed Liabilities. Seller retains the Retained Liabilities. The assumption of the Assumed Liabilities by Buyer hereunder shall not in any respect enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith any of the Assumed Liabilities with any third party. Seller shall terminate all employees and Employment-Related Agreements as of the Closing Date.

ARTICLE III

THE CLOSING

3.1 Payment of the Purchase Price. In full consideration of the contribution, sale, transfer, assignment, conveyance and delivery of the Acquired Assets and the assumption of the Assumed Liabilities, and subject to the terms and conditions of this Agreement, the Buyer shall deliver to the Seller the Promissory Note (as defined herein), and tranches of growth and working capital from the Financing of up to the amount of Five Million and No/100 US Dollars (USD $5,000,000.00), payable as follows, subject to such additions or subtractions as provided in Sections 3.2, 8.4 and 9.1 below:

(a) In exchange for the Trade Secret Assets, a promissory note in the original principal amount of CAD $200,000.00 (the “Promissory Note”); and

(b) A twenty percent (20%) common equity interest in Buyer.

3.2 INTENTIONALLY OMITTED.

3.3 Time and Place.

(a) The closing of the Transactions, including without limitation, the delivery of the items set forth in Section 3.1(a)-(b), to Seller, the physical delivery of the equipment included in the Acquired Assets (the “Closing”), shall take place as of the Effective Date (the “Closing Date”), including but not limited to, a Closing by portable document format (“PDF”) counterparts. The Closing shall be deemed to be effective as of the close of business on the Closing Date.

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3.4 Payment of Taxes and Other Charges

(a) At the Closing, the parties agree to jointly file a section 167 election form with respect to the applicability of the Harmonized Sales Tax (“HST”), the intention of which is to render HST not applicable to the supply of the Acquired Assets. In the event that it is determined that a section 167 election is not available to the parties with respect to this transaction, the Buyer shall pay and the Seller shall collect from the Buyer, the amount of the HST applicable thereto, it being recognized that such HST payment by Buyer is fully recoverable, dollar for dollar, by Buyer, upon filing of its HST return for the reporting period in which the transaction occurs. Each of Buyer and Seller shall prepare and file, and shall fully cooperate with the other party with respect to such preparation and filing of, any returns and other filings relating to any such Taxes, fees, charges, or transfers, as may be required.

(b) From the Closing Date, Buyer or Buyer’s assignee shall be responsible for all Taxes attributable to or incurred by the Business after the Closing.

3.5 Seller’s Deliveries at the Subsequent Closing. At the Subsequent Closing, Seller will deliver, or cause to be delivered, to the Buyer the following:

(a) the duly executed Bill of Sale;

(b) copies of all Contracts and, with respect to any Contracts that require the consent of a third party prior to assignment thereof, a consent to assignment in a form reasonably satisfactory to the Buyer executed by such third party;

(c) original certificates of title with respect to that portion of the Equipment that is certificated, if any, duly endorsed by the Seller to the Buyer;

(d) such resolutions, authorizations and certified organizational documents relating to Seller as are necessary or required by Buyer in connection with this Transaction and including (i) Seller’s incorporation documents certified by the appropriate Canadian federal or provincial governmental agency; (ii) a certificate of Seller’s incumbency and specimen signatures, the resolutions authorizing this Agreement and bylaws; and (iii) a certificate of good standing from the appropriate Canadian federal or provincial governmental agency;

(e) the Non-Competition Agreement fully executed by Seller and Seller’s stockholders;

(f) the Award Agreement fully executed by Seller and Seller’s stockholders;

(g) the Employment Agreement, fully executed by Buyer and Mario Parravano;

(h) the Management Agreement, fully executed by Buyer and the Management Company;

(i) a lease or sublease agreement by which Buyer shall lease or sublease from Seller the property where the Business is located, in a form mutually agreeable to the parties (the “Lease Agreement”); and

(j) all other documents, instruments and writings reasonably requested by Buyer to be delivered by Seller at or prior to the Closing.

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3.6 Buyer’s Deliveries at the Subsequent Closing. At the Subsequent Closing, Buyer will deliver, or cause to be delivered, to Seller the following:

(a) the amount of the Purchase Price set forth in Section 3.1(a), in immediately available funds by wire transfer;

(b) a duly executed Bill of Sale;

(c) the duly executed Non-Competition Agreement;

(d) the duly executed Lease Agreement;

(e) the duly executed Award Agreement;

(f) the duly executed Employment Agreement;

(g) the duly executed Management Agreement; and

(h) all other documents, instruments and writings reasonably requested by Seller to be delivered by Buyer at or prior to the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the Effective Date, the Closing Date and the Subsequent Closing, that:

4.1 Organization and Good Standing. Seller is a duly organized and validly existing corporation organized under the laws of Ontario, Canada, duly qualified or authorized to do business in each jurisdiction in which such qualification or authorization is required.

4.2 Authorization. Seller has full power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and to consummate the Transactions. The execution and delivery of the Transaction Documents and the performance of Seller’s obligations thereunder has been duly authorized by all necessary actions by Seller, and except as set forth herein, no other authorization or approval is required for any of the foregoing. This Agreement and all other agreements or instruments herein contemplated to be executed by Seller are the legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditor’s rights generally and except for the limitations imposed by general principals of equity.

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4.3 Consents and Approvals. Except as described on Schedule 4.3 attached hereto, neither the execution and delivery of this Agreement by Seller nor the consummation of the Transactions by Seller will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, Seller’s charter documents, regulations or any agreement, indenture or other instrument to which Seller is a party or by which Seller’s assets may be bound, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Seller or by which Seller’s assets may be bound. All consents, approvals and authorizations of, and declarations, filings and registrations with, and payments of all Taxes, fees, fines, and penalties to, any governmental or regulatory authority or any other person (either governmental or private) required in connection with the execution and delivery by Seller of this Agreement or the consummation of the Transactions by Seller have been obtained, made and satisfied.

4.4 Licenses and Permits. Seller is duly licensed, with all requisite permits and qualifications, as required by applicable law for the purpose of conducting the Business or owning its properties. Seller is in compliance with all such licenses, permits and qualifications.

4.5 Subsidiaries. Except as described in Schedule 4.5 attached hereto, Seller does not have any subsidiaries or any other equity interest in any corporation, partnership or similar entity.

4.6 Financial Statements. Schedule 4.6 attached hereto contains the following financial statements of Seller (collectively, the “Financials”): (a) balance sheets and statements of operations, changes of equity and cash flows, and notes thereto as of and for the fiscal years ended December 31, 2017, and (b) the unaudited balance sheet (the “Most Recent Balance Sheet”) and statements of operations, changes in stockholders’ equity and cash flows, and notes thereto as of and for the five (5) months ended May 31, 2018 (the “Balance Sheet Date”). The Financials have been (or in the case of the Closing Balance Sheet will be) prepared in accordance with GAAP consistently applied with prior periods, are (or in the case of the Closing Balance Sheet will be) complete and correct and fairly present the financial condition and results of operations of the Seller as of the dates and for the periods indicated thereon, and (or in the case of the Closing Balance Sheet will) contain and reflect adequate reserves for all liabilities and obligations of any nature, whether absolute, contingent or otherwise. Except as may be noted thereon, the statements of income included in the Financials do not (or in the case of the Closing Balance Sheet will not) contain any material items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business. Except as set forth on Schedule 4.6, the books of account of the Seller have been maintained in all material respects in accordance with sound business practices, and there have been no material transactions involving Seller that properly should have been set forth therein in accordance with GAAP that have not been accurately so set forth.

4.7 Absence of Certain Changes. Except as disclosed on Schedule 4.7, since December 31, 2017, there has not occurred:

(a) Any adverse change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Seller not reflected in the Financials and that has resulted in or to Seller’s knowledge, may result in a loss to Seller of more than CD $5,000;

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(b) Any material adverse change in the revenue production of the Business;

(c) Except for changes in the ordinary course of business consistent with past practices, any amendment or modification of any Contract, or any termination of any agreement that would have been a Contract were such agreement in existence as of the date hereof;

(d) Except in the ordinary course of business and consistent with past practices, any increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any officer, director or employee of, or consultant to, Seller;

(e) Any transaction by Seller, whether or not covered by the foregoing, not in the ordinary course of business and not consistent with past practices;

(f) Any alteration in the manner of keeping the books, accounts or records of the Seller, or in the accounting practices therein reflected;

(g) Any acquisition or redemption by Seller of any of its equity securities or any loan by Seller to any of its security holders or partners as applicable;

(h) Any loss in the previous twelve months or, to Seller’s knowledge, threatened loss that exceeds CD $5,000;

(i) Any damage or destruction to, or loss of, any assets or property owned, leased or used by Seller (whether or not covered by insurance) in excess of CD $5,000;

and Seller has not:

(j) created or permitted the creation or imposition of any security interest upon any of the Acquired Assets;

(k) waived any of its rights or claims that singly or in the aggregate are material to the Business;

(l) developed or postponed the payment of accounts payable or any Assumed Liability outside the ordinary course of business;

(m) entered into any Employment-Related Agreement or modified the terms of any existing Employment-Related Agreement;

(n) adopted, amended, modified or terminated any Employee Benefit Plan;

(o) canceled or terminated any Contract; or

(p) entered into any agreement to do any of the things described in the preceding subsections (a) - (o) of this Section 4.7.

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4.8 Absence of Undisclosed Liabilities. There are no liabilities of Seller, whether absolute, accrued, contingent or otherwise, and whether due or to become due, not reflected on or reserved for in the Financials or the Closing Balance Sheet, as applicable, except for executory obligations under Contracts and immaterial contracts for the purchase of supplies or the sale of products incurred in the ordinary course of business. There are no commitments, contracts or undertakings covering purchases in excess of Seller’s normal operating requirements or covering the purchases of items of Equipment in excess of the requirements of Seller.

4.9 Title and Condition of Acquired Assets.

(a) The delivery to Buyer of the instruments of transfer of the ownership contemplated by this Agreement will vest good title to the Acquired Assets in Buyer, free and clear of any and all Liens. The Acquired Assets to be acquired at the Subsequent Closing constitute all of the personal assets, both tangible and intangible, that are presently used, held for use or otherwise relate to the Business, except for the Excluded Assets Seller is the lawful owner of and has the right to use and transfer to Buyer each of the Acquired Assets and has good title to the Acquired Assets, free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses, easements, encumbrances and claims of any kind or nature whatsoever, direct or indirect, accrued, absolute, contingent or otherwise, (collectively, “Liens”) except for (i) any of the foregoing items disclosed on Schedule 4.9 attached hereto, and (ii) easements, covenants, rights of way and other similar restrictions of record; provided, however, that the items listed on Schedule 4.9 shall be paid off as of the Subsequent Closing.

(b) All of the Acquired Assets are in good operating condition and sufficient to carry on the Business in the normal course as it is presently conducted and are free from defects, whether patent or latent. As of the Subsequent Closing, any computer systems used in the operation of the Business are, with ordinary maintenance, adequate and sufficient in all respects to conduct the Business after Subsequent Closing without the requirement of upgrades or new implementations.

4.10 Accounts Receivable. The Accounts Receivable set forth on Schedule 2.1(d) attached hereto and any Accounts Receivable arising since the date hereof and recorded on the Closing Balance Sheet are accurately listed, duly enforceable and subject to no right of offset, and all work required to be performed by the Seller therewith was duly performed in all material respects. Such Accounts Receivable are fully collectible on or prior to the due date for payment.

4.11 Letters of Credit, Bonds, Etc.

(a) Except as disclosed in Schedule 4.11, Seller is not the beneficiary of any letters of credit, performance or other bonds, or any other financial instruments guaranteeing the payment or performance of any third party under any Contract; and

(b) Except as disclosed in Schedule 4.11, Seller is not required to provide any letter of credit, performance or other bond, or any other financial instrument for the purpose of guaranteeing Seller’s payment or performance under any Contract.

4.12 Accounting Principles, Policies and Procedures. Except as set forth on Schedule 4.12, since December 31, 2017, Seller has not made any change to its accounting principles, policies or procedures. Schedule 4.12 sets forth a complete and correct description of each such change in accounting principles, policies and procedures, including, but not limited to, the date of such change, the reason for such change, a description of such change and the effect of such change on the financial results of the Seller as reflected in the Financials.

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4.13 Environmental Matters. Except as set forth in Schedule 4.13:

(a) Seller is, and at all times has been, in all material respects in full compliance with all applicable Environmental Protection Laws;

(b) Seller has obtained, and is in material compliance with, all permits, licenses and other authorizations under applicable Environmental Protection Laws which are required in connection with the Business, all of which are in full force and effect;

(c) No portion of any leased real property (i) contains, or has been used in any manner at any previous time for the treatment, storage or disposal of any Regulated Substance except for temporary storage of Regulated Substances in compliance with Environmental Protection Laws; (ii) contains underground tanks of any type, or any materials containing PCBs or any asbestos; or (iii) contains any surface or sub-surface conditions, that constitute, or that through the physical effects of the passage of time may constitute, a public or private nuisance;

(d) There has been no contamination, whether of soil, groundwater or otherwise, on, in, under or about the leased real property which would cause a material violation of any Environmental Protection Laws;

(e) There has been no spill, discharge, disposal, leak, emission, injection, escape, dumping or release of any Regulated Substance on, in, under or about any leased real property which would cause a material violation of any Environmental Protection Laws;

(f) No portion of the leased real property occupied or operated by the Seller has been designated, listed, or identified in any manner by any federal, state, local, foreign or other governmental agency or instrumentality, or under and pursuant to any Environmental Protection Law as a hazardous waste or hazardous substance disposal or removal site, clean‑up site, or candidate for clean‑up, investigation, removal or closure pursuant to any Environmental Protection Law;

(g) Seller has not, with respect to the Business and Acquired Assets, received at any time any summons, citation, notice, directive, letter or other communication, written or oral, from any federal, state, local, foreign or other governmental agency or instrumentality, authorized pursuant to an Environmental Protection Law; and

(h) Seller has not, with respect to the Business and the Acquired Assets, received at any time any summons, citation, notice, directive, letter or other communication, written or oral, of any potential claim or liability under any Environmental Protection Law, including, without limitation, any notification as a potentially responsible party with respect to any clean-up site.

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4.14 Intangible Personal Property.

(a) Schedule 2.1(e) sets forth a complete and correct list of each Intangible Personal Property of Seller.

(b) Except as set forth on Schedule 2.1(e): (i) there have been no actions or other judicial or adversary proceedings involving Seller concerning any item of Intangible Personal Property, no claim or other demand has been made by any Person relating to any item of Intangible Personal Property and no such action, proceeding or claim is threatened; (ii) Seller has the right and authority to use each item of Intangible Personal Property in connection with the conduct of their businesses in the manner presently conducted and to convey such right and authority, and such use does not conflict with, infringe upon or violate any patent, copyright, trademark or registration of any other person or entity; and (iii) there are no outstanding or threatened disputes or disagreements with respect to any License.

(c) The conduct by Seller of the Business, does not conflict with, infringe upon or violate any patent, copyright, trademark or registration of any other person or entity.

4.15 Labor and Employment-Related Agreements

(a) Schedule 4.15 sets forth a complete and correct list correctly sets forth the name, title and current annual salary of each of Seller’s employees and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability.

(b) Except as set forth on Schedule 4.15, (i) Seller is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security, or other benefits for employees or former employees of Seller; (ii) Seller has no independent contractors who have provided services to Seller for a period of six (6) consecutive months or longer; and (iii) neither Seller nor any of its employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of Seller, except for agreements between Seller and its present and former employees. Schedule 4.15 contains a list of all employees of Seller who are not citizens or permanent residents of Canada (together with a listing of each such employee's work authorization status and work authorization expiration date). Schedule 4.15 sets forth the bonuses paid (and the method and assumptions by which such bonuses are determined) to Seller’s officers and employees for the fiscal year ended December 31, 2017.

As used in this Section 4.15, the word “agreement” includes both oral and written contracts, understandings, arrangements and other agreements.

(c) Seller has complied in all respects with all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages, hours, and collective bargaining.

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(d) Seller is not aware that it has any labor relations problems (including any union organization or decertification activities, threatened or actual strikes or work stoppages or material grievances) and the Company has not engaged in any unfair labor practice.

(e) Seller is not a party to or bound by any collective bargaining agreement. No organizational effort is presently being made or, to the knowledge of Seller, is threatened with respect to employees of Seller. No such organizational effort has been made within the three-year period prior to the date hereof.

(f) No unfair labor practice complaint is pending against Seller any federal, state, local or foreign agency, and no labor strike, grievance or other labor trouble affecting only Seller is pending or is threatened.

(g) No sex discrimination, racial discrimination, age discrimination or other employment‑related allegation, claim, suit or proceeding has been made in writing, and no reasonable basis exists for any present or former employee of the Seller to bring any such allegation, claim, suit or proceeding.

(h) All reasonably anticipated obligations of Seller, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of Seller in respect of the services rendered by any of them on or prior to the date hereof have been paid or adequate accruals therefor have been made in the books and records of Seller and in the Closing Balance Sheet to the extent required to be recorded under GAAP.

(i) Seller has provided Buyer with true and correct copies of all Employment-Related Agreements, if applicable.

4.16 Employee Benefit Plans. The only “employee welfare benefit plans” or “employee pension benefit plans” that are maintained by Seller with respect to any of the employees of the Business are those disclosed on Schedules 4.16 and 4.23 attached hereto (collectively referred to as the “Employee Benefit Plans”). Each of the Employee Benefit Plans is qualified under applicable federal, state, local or foreign law. All contributions required by law to be made under the Employee Benefit Plans with respect to the period through December 31, 2017 and any required installment in respect of employees of the Business as of the Closing Date for calendar year 2018 will be made by Seller within the periods allowed by law. Except as set forth in Schedule 4.16 attached hereto:

(a) There are no claims or lawsuits which have been asserted or instituted against the assets of any of the trusts under the Employee Benefit Plans; and

(b) The Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with their terms and with all provisions of applicable laws.

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4.17 Contracts.

(a) Except for agreements specifically identified on other Schedules, Schedule 4.17 attached hereto sets forth a complete and correct list of the following:

(i) All agreements (or groups of agreements with one or more related entities) between Seller and any customer or supplier in excess of CD $5,000 and all agreements and blanket purchase orders extending beyond twelve (12) months;

(ii) All agreements that relate to the borrowing or lending by Seller of any money or that create or continue any material claim or Lien against, or right of any third party with respect to, any material asset of Seller;

(iii) All agreements to which Seller is a party that were not entered into in the ordinary course of business;

(iv) All agreements with respect to the conduct of the Business to which Seller, on the one hand, and any member or partner of Seller or any of their respective Affiliates (all such shareholders and Affiliates being collectively referred to herein as “Related Parties”), on the other hand, are parties or by which they or their respective properties or assets are bound;

(v) All Licenses, whether as licensor or licensee;

(vi) All agreements between Seller and its sales representatives and agents;

(vii) All other agreements to which Seller is a party or by which it or its properties or assets are bound and that involve CD $5,000 or more or that extend for a period of one year or more; and

(viii) All other agreements to which the Seller is a party or by which it or its properties or assets are bound and that are material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, or prospects of the Seller or the Business.

As used in this Section 4.17, the word “agreement” includes both written and oral contracts, leases, understandings, arrangements and all other agreements. The term “Contracts” means any agreements that are required to be disclosed on Section 4.17 attached hereto, including agreements specifically identified in other Schedules.

(b) All of the Contracts are in full force and effect, are valid, binding and enforceable in accordance with their respective terms against Seller and, as applicable, against each other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to creditors rights and except for the limitations imposed by the general principles of equity. There are no liabilities of any party to any Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

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(c) Seller has fulfilled all material obligations required to have been performed by Seller prior to the date hereof pursuant to the terms of each Contract, and Seller has no reason to believe that Seller will not be able to fulfill or perform, when due, all of its obligations under the Contracts that remain to be performed after the date hereof.

(d) Seller has maintained and continues to maintain good relations with its customers, suppliers and agents.

4.18 Absence of Certain Business Practices. Seller has not, nor has any employee, agent or other person acting on Seller’s behalf, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) that would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

4.19 Transactions with Related Parties. Except as set forth on Schedule 4.19 attached hereto, (a) there have been no transactions by Seller with any Related Party, and (b) there are no written agreements now in effect between Seller and any Related Party. In addition, none of the transactions with any Member or Related Party that have occurred has provided to Seller assets, income, financing or business on a basis significantly more or less favorable than that available from unaffiliated persons. Schedule 4.19 also (i) states the amounts due from Seller to any Related Party and the amounts due from any Related Party to Seller, (ii) describes the transactions out of which such amounts due arose, and (iii) describes any interest of Seller or any Related Party in any supplier or customer of, or any other entity that has had business dealings with, Seller. After the Closing, there will be no obligations or other liabilities between Buyer, on the one hand, and Seller or any Related Party, on the other hand, other than pursuant to this Agreement.

4.20 Compliance with Laws. Except as set forth on Schedule 4.20 attached hereto, the operation, conduct and ownership of the property, assets and Business of Seller are being, and at all times have been, conducted, in all material respects, in full compliance with all applicable federal, state, local laws, rules, regulations and ordinances and all judgments and orders of any court, arbitrator or governmental authority applicable to it. No notice from any governmental body has been served upon or given to Seller claiming that the Business or any of the Acquired Assets is not in conformity with any applicable law.

4.21 Litigation. Except as set forth on Schedule 4.21, there are no claims, actions, suits or proceedings against or affecting Seller, any of its assets or properties, or the Business, at law or in equity, or before or by any federal, state, municipal or other court, governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, any of its assets or properties, or the Business, or before any arbitrator or mediator and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by Seller. Seller is not aware of any fact that might reasonably be expected to form the basis for any such proceeding or investigation.

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4.22 Taxes. As to the Business, except as set forth on Schedule 4.22 attached hereto:

(a) Seller has timely filed all Tax Returns required to have been filed by it for all taxable periods ending on or prior to the date hereof, and has paid all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the date hereof, or otherwise attributable to all periods prior to the date hereof. The accrual for Taxes on the Most Recent Balance Sheet and the Closing Balance Sheet is sufficient for the payment of all Taxes that were or are payable by Seller. The Tax returns and reports filed are true and correct in all material respects. Seller has not requested any extensions of time within which to file returns and reports in respect of any Taxes;

(b) Seller has not received notice from any taxing authority has asserted against the Seller any deficiency or claim for additional Taxes in connection therewith in excess of amounts currently scheduled as unpaid on the Most Recent Balance Sheet or to be scheduled on the Closing Balance Sheet;

(c) All Tax deficiencies asserted or assessed against Seller have been paid or finally settled and no issue has been raised by any other taxing authority in any examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined;

(d) There is no pending or, to the knowledge of Seller, threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes, or (ii) a claim for refund made by Seller with respect to Taxes previously paid;

(e) All amounts that are required to be collected or withheld by Seller or with respect to Taxes of Seller, have been duly collected or withheld and all such amounts that are required to be remitted to any taxing authority have been duly remitted;

(f) Seller has not waived any statute of limitations with respect to the assessment of any Tax;

(g) There are no Liens upon any assets of Seller for Taxes due and payable;

4.23 Inventory. All inventory related to the Business will be transferred from Seller to Buyer. The Inventory of Sellers as set forth in Schedule 4.23 attached hereto.

4.24 Brokerage Fees. Except as set forth in Schedule 4.24, no Person is entitled to any brokerage or finder’s fee or other commission from Seller in connection with the Closing of this Agreement or the consummation of the Transactions hereunder.

4.25 Disclosure. Seller has made available to Buyer true, complete and correct copies of all Contracts and documents concerning all litigation and administrative proceedings, licenses, insurance policies, lists of suppliers and customers, and records relating to the Acquired Assets and the Business, and such information covers all material commitments and material liabilities of Seller relating to the Business or Acquired Assets referred to herein. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to Buyer by or on behalf of the Seller with respect to the Transactions contemplated hereby contain any untrue statements or a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is not fact that Seller has not disclosed to Buyer herein and of which Seller or any of its officers, managers or executive employees is aware and that could reasonably be anticipated to have a material adverse effect.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller on the Effective Date, the Closing Date and the Subsequent Closing, that:

5.1 Organization and Corporate Authority. Buyer is a corporation duly organized and validly existing under the laws of Ontario, Canada.

5.2 Authorization. As of the Closing Date, Buyer shall have full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the Transactions. All necessary action, corporate or otherwise, required to have been taken by or on behalf of Buyer by applicable law, its bylaws or otherwise to authorize (i) the approval, execution and delivery on behalf of Buyer of this Agreement, and (ii) the performance by Buyer of its obligations under this Agreement and the consummation of the Transactions, has been taken or will be taken prior to the Closing. This Agreement and all other agreements or instruments herein contemplated to be executed by Buyer, are enforceable against it in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditor’s rights generally and except for the limitations imposed by general principals of equity.

5.3 Consents and Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under, or performance required by, any agreement, indenture or other instrument to which Buyer is a party or by which any of its property is bound, its bylaws, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer. Subject to the foregoing, all consents, approvals and authorizations of, and declarations, filings and registrations with, any governmental or regulatory authority or any other Person (either governmental or private) required in connection with the execution and delivery by Buyer of this Agreement or the consummation of the Transactions have been obtained, made and satisfied.

5.4 Brokerage Fees. Except as set forth on Schedule 5.4, no Person is entitled to any brokerage or finder’s fee or other commission from Buyer in connection with the Closing of this Agreement or the consummation of the Transactions hereunder.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Conduct of Business. Since the Balance Sheet Date, unless Buyer has otherwise consented in writing, Seller shall:

(a) pay, on or prior to the Subsequent Closing, all debt and other liabilities of Seller incurred in connection with the Business and the Acquired Assets, to the extent such accounts payable and accrued expenses are necessary to consummate the Transactions;

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(b) operate the Business only in the usual, regular and ordinary course and in accordance with past practice and, to the extent consistent with such operation, use its best efforts to: (i) preserve the Business’ present business organization intact; (ii) keep available the services of the employees of Seller; (iii) preserve all material business relationships with customers, suppliers, and others having business dealings with Seller; (iv) keep all of the Acquired Assets in good working order and repair, ordinary wear and tear excepted; and (v) maintain in full force and effect all of the existing casualty, liability, and other insurance of the Business through the Closing Date in amounts not less than those in effect on the date hereof;

(c) maintain the Books and Records and accounts of the Business in the usual, regular and ordinary manner and on a basis consistent with past practices; and

(d) give to Buyer, and its counsel, accountants and other representatives, upon reasonable notice, and with a representative of Seller present, reasonable access during normal business hours to all of the Acquired Assets and the personnel, books, tax returns, contracts, commitments and other records of Seller related thereto, including in the areas of detailed financial testing, human resources, taxes and environmental, and furnish to Buyer and its representatives all such additional documents, financial information and information with respect to the Acquired Assets and Assumed Liabilities as the Buyer or its representatives may reasonably request.

In addition to the foregoing, Seller shall not, without the prior written consent of Buyer, (i) materially amend, modify or terminate any Material Contract, lease or agreement of Seller or relating to the Business or the Acquired Assets, (iii) make any increase in, or any commitment to increase, the compensation or benefits payable to any employee of Seller, (iii) enter into any lease, or make any commitment to enter into any lease or to purchase any equipment.

6.2 Further Assurances. On or after the Closing, Seller, at the request of Buyer, shall promptly execute and deliver all such further assignments, bills of sale, endorsements, and other documents, in form and substance reasonably satisfactory to the other party and its counsel, as such party may reasonably request in order to (a) vest in Buyer title to and possession of the Acquired Assets, (b) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Buyer of the Acquired Assets, and (c) otherwise carry out or evidence the terms of this Agreement. At or after the Closing, Seller shall promptly deliver to Buyer and Buyer shall promptly deliver to Seller the original of any mail or other communication received by it after the Closing Date pertaining to or belonging to the other and any moneys, checks or other instruments of payment to which the other is entitled.

6.3 Employees; Benefit Plans.

(a) As of the date of this Agreement, Buyer presently intends to operate the Business and to offer employment to certain employees employed by Seller immediately prior to the Closing Date (the “Continuing Employees”) as listed on Schedule 6.3(a) attached hereto at a comparable rate of pay or salary existing immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this Agreement shall limit in any way the right of Buyer to move any such operations or change such rate of pay or salary, to withdraw the offer of employment to a Continuing Employee who does not accept an offer of employment with Buyer, or to terminate the employment of such Continuing Employees after the Closing Date.

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(b) Seller shall be responsible for all obligations and liabilities of Seller with respect to the Continuing Employees and former employees of Seller prior to the Closing Date, including all such obligations of Seller for salaries, vacation and holiday pay, severance payments, bonuses, retirement benefits, welfare benefits and other forms of compensation, benefits or other payments or liabilities of the Seller; provided, however, that the Buyer agrees to assume and continue without interruption or reduction all vacation time and pay and sick pay accrued on the Closing Balance Sheet. No assets or liabilities of any Employment-Related Agreement of Seller shall be transferred to any employee benefit plan established or maintained by Buyer, and Buyer shall not adopt or assume any obligations under such Employment-Related Agreements, nor shall Buyer contribute to such Employment-Related Agreements or adopt or provide benefits similar to such Employment-Related Agreements.

(c) With respect to the Continuing Employees, payroll withholding and tax reporting obligations of the Seller will be terminated as of the Closing Date; provided that Seller pays over to federal, state and local governments, in accordance with applicable law, all amounts withheld on or before the Closing Date. Seller also agrees to issue, at Seller’s expense, by the date prescribed by appropriate Canadian taxing authority, al required forms for wages paid through the Closing Date. Except as set forth in Section 6.3(c), Buyer shall be responsible for all payroll responsibilities resulting from operations after the Closing Date.

(d) Seller agrees to use its best efforts to make available to the Buyer the Continuing Employees that Buyer desires to hire for the purpose of operating the Business.

6.4 Books and Records. For a period of five (5) years after the Closing Date, Seller agrees to allow Buyer’s representatives, attorneys, and accountants, at the such other party’s own expense, access to the books and records of the Business upon reasonable request and during normal business hours for the purpose of examination and copying to the extent reasonably required in connection with any tax procedure, any obligation or duty hereunder, or compliance with any other legal duty or obligation.

ARTICLE VII

CONDITIONS TO SUBSEQUENT CLOSING

7.1 Conditions to the Obligations of Buyer to Effect the Transactions Contemplated Hereby. The obligations of Buyer to effect certain of the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Subsequent Closing, of each of the following conditions, unless waived in writing by Buyer:

(a) The representations and warranties of Seller contained in this Agreement shall be true and correct on the Closing Date;

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(b) Seller shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement, or in any document delivered in connection herewith, that are required to be performed and complied with by it or his on or before the Closing Date;

(c) Buyer shall have received a certificate from Seller executed by a duly authorized officer of Seller dated as of the Closing Date, certifying that the conditions specified in Section 7.1(a) and (b) have been satisfied;

(d) Buyer shall have received all consents to the assignment of all Contracts that require the consent of the other party thereto, each pursuant to a written instrument satisfactory to Buyer;

(e) There shall not have been any material adverse change in the nature of or financial condition of the Business;

(f) There shall not have been any material adverse change, financial or otherwise, in the Acquired Assets, or the operations of or the reasonably foreseeable prospects of the Business;

(g) Seller and Seller’s stockholders shall have executed and delivered the Non-Competition Agreement to Buyer;

(h) Seller shall have executed and delivered the Lease to Buyer;

(i) Seller shall have delivered the Disclosure Schedules in a form acceptable to Buyer;

(j) Seller has reached mutual agreement with Mr. David Nava regarding a workout with respect to the senior Indebtedness of Seller; and

(k) Seller shall have executed and delivered the Stockholders Agreement to Buyer.

7.2 Conditions to the Obligations of Seller to Effect the Transactions Contemplated Hereby. The obligations of Seller to effect certain of the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Subsequent Closing, of each of the following conditions, unless waived in writing by Seller:

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date;

(b) Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or in any document delivered in connection herewith, that are required to be performed and complied with by it on or before the Closing Date;

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(c) Seller shall have received a certificate executed by a duly authorized officer of Buyer, dated the Closing Date, certifying that the conditions specified in Section 7.2(a) and (b) have been satisfied;

(d) US Highland, Inc., shall have formed and organized the Buyer entity;

(e) Buyer has effectuated the initial payment contemplated in Section 7.1(j);

(f) Buyer shall have executed and delivered the Promissory Note to Seller;

(g) Buyer shall have executed and delivered the Lease to Seller; and

(h) Buyer shall have executed and delivered the Stockholders Agreement to Seller.

ARTICLE VIII

CERTAIN AGREEMENTS AND UNDERSTANDINGS

8.1 Notices and Consents. Seller shall give notice to each of the parties under the Contracts of the Closing to the extent required under any Contract and exert best efforts to obtain any and all required consents to the assignment of such Contracts. In the event that any of the Contracts is, or is later determined to be, non-assignable, and the other party to any such Contract refuses to consent to the assignment of same, then to the extent legally permissible, the Seller shall subcontract to Buyer, or its designee, if Buyer so desires, the remaining work on such Contract, and Seller shall forward to Buyer, or its designee, all proceeds of such Contract received by Seller; provided, however, that Seller shall be reimbursed for any reasonable out-of-pocket expenses incurred by it in connection therewith. To the extent that any such Contract cannot be subcontracted, Seller agrees to cooperate with Buyer and enter into such other commercially reasonable arrangements as will enable the remaining work on such Contract to be completed and Seller shall forward to Buyer, or its designee, all proceeds of such Contract received by Seller; provided, however, that Seller shall be reimbursed for any reasonable out-of-pocket expenses incurred by it in connection therewith.

8.2 Further Obligations of Seller. Following the Closing, Seller shall use its best efforts to (a) assist in the orderly transition of the Business from Seller to Buyer and (b) cooperate with Buyer in the preparation of all press releases and other media contacts.

8.3 Collection of Accounts Receivable. If Seller receives payment on Accounts Receivable, Seller shall promptly forward all such payments to Buyer together with providing an accounting therefor. Seller shall provide Buyer access to the books and records of the Business upon reasonable request by Buyer and during normal business hours, for the purpose of examination and copying to the extent reasonably required in connection with confirming the collection of Accounts Receivable.

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ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and each of its Affiliates, directors, officers, employees, agents and representatives (collectively, the “Affiliated Parties”) in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys’, accountants’, investment bankers’ and consultants’ fees and other expenses) reasonably incurred by Buyer or its Affiliated Parties (each a “Loss”, and collectively the “Losses”), in connection with or related to each and all of the following:

(a) any breach of any representation or warranty made by Seller in this Agreement or pursuant hereto;

(b) any misrepresentation contained in any written statement or certificate furnished by Seller pursuant to this Agreement or in connection with the Transactions;

(c) any breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other instrument contemplated by this Agreement, including, but not limited to, the covenants and agreements contained in the Non-Competition Agreement;

(d) the Retained Liabilities and any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether a contractual, Tax or any other type of liability or obligation or claim) with respect to the operation of the Business by Seller on or prior to the Closing Date that are not specifically assumed by Buyer pursuant to this Agreement;

(e) the failure of Seller to qualify for an exemption from, and obtain, the protections afforded by compliance with the notification requirements of, the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either Seller, or the Transactions;

(f) any liability to or asserted by any employee or former employee of Seller or beneficiary of any such employee or former employee arising from events occurring prior to the Closing Date or from Seller’s alleged conduct;

(g) any Loss arising from Seller’s failure to provide notice of or obtain consents to the Closing of this transaction from the any party to a Contract;

(h) intentionally deleted; or

(i) the matters set forth on Schedule 4.13.

9.2 Indemnification by the Buyer. Buyer shall indemnify and hold harmless Seller in respect of any and all Losses in connection with or related to each and all of the following:

(a) any breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto;

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(b) any misrepresentation contained in any written statement or certificate furnished by Buyer pursuant to this Agreement or in connection with the Transactions;

(c) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other instrument contemplated by this Agreement; or

(d) any of the Assumed Liabilities.

9.3 Indemnification by Seller for Tax Liabilities. In addition to, and not by way of limitation on, the indemnities set forth in Sections 9.1, Seller shall indemnify and hold harmless (on an after-tax basis) Buyer against all Taxes of the Seller for all taxable periods (or parts thereof) ending before the Closing Date or otherwise attributable to the operations, transactions, assets, or income of Seller or its predecessors prior to the Closing Date or otherwise attributable to consummation of the Transactions, except for any HST that arises in connection with the transfer of the Acquired Assets; together with any expenses (including, without limitation, settlement costs and any attorneys’, accountants’ and consultants’ fees and other expenses) incurred in connection with the contesting, collection or assessment of such Taxes except to the extent accrued on the Closing Balance Sheet. Seller’s obligations to indemnify the Buyer pursuant to this Section 9.3 shall continue until ninety (90) days after all applicable statutes of limitations have expired (including extensions).

9.4 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the party obligated to provide indemnification (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not materially prejudice the Indemnifying Party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

9.5 Limitations on Indemnity. The indemnification provided for in Section 9.1(a) and Section 9.2 are subject to the following limitations:

(a) No party will be liable hereunder with respect to claims referred to in Section 9.1(a) and Section 9.2 above with respect to any representation or warranty unless or until the other party gives written notice thereof to such party within the Applicable Limitation Date, if any, with respect to such representation or warranty. Notwithstanding any implication to the contrary contained in this Agreement, so long as a party delivers written notice of a claim no later than the Applicable Limitation Date, the other party shall be required to indemnify hereunder (pursuant to the terms of this Section 9.5) for all Losses which such parties may incur (subject to the Threshold Amount and the Cap, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred.

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(b) Seller shall not be liable to the Buyer, and Buyer shall not be liable to Seller, for any Loss arising under Section 9.1(a) and Section 9.2 above, (i) unless and until the aggregate amount of all Losses exceeds USD $5,000 (the “Threshold Amount”), in which case such party shall be liable for all Losses, including the Threshold Amount, and (ii) to the extent that the aggregate amount of all such Losses indemnified by Seller or Buyer exceeds USD $300,000 (the “Cap”); provided, however, that the foregoing limitations shall not apply to any Retained Liabilities, or to Losses attributable to a breach, inaccuracy or failure to be true of any representation, warranty or covenant set forth in Section 4.2 (Authorization), Section 4.5 (Subsidiaries), Section 4.9 (Title), Section 4.10 (Accounts Receivable), Section 4.20 (Compliance with Laws), and Section 4.22 (Taxes).

9.6 Defense. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if (a) the Indemnifying Party acknowledges to the Indemnified Party in writing, within fifteen (15) days after receipt of notice from the Indemnified Party, its obligations to indemnify the Indemnified Party with respect to all elements of such claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to diligently defend the claim after receiving notice from the Indemnified Party that it believes the Indemnifying Party has failed to do so, the Indemnified Party may assume the defense of such claim; provided, further, that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsels retained by the Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

9.7 Interest. Any amount of money owed by an Indemnifying Party to an Indemnified Party hereunder shall be paid with interest, at an annual rate equal to the Prime Rate then in effect, from the date that the loss or damage was sustained or cash disbursement made by the Indemnified Party until such amount is paid by the Indemnifying Party. All indemnification payments hereunder shall be effected by payment of cash or by wire transfer or delivery of a certified or official bank check in the amount of the indemnification liability.

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9.8 Survival of Representations, Warranties, Covenants and Indemnities.

(a) Survival of Representations, Warranties, Covenants and Indemnities. All representations, warranties, covenants and agreements set forth in this Agreement, the documents relating to the Transactions or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing Date except (and the only to the extent) as otherwise provided below. Notwithstanding the foregoing, no party shall be entitled to recover for any Loss pursuant to Section 9.1(a) or Section 9.2 unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the twenty-four (24) month anniversary of the Closing Date; provided, however, that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) Section 4.13 (Environmental), Section 4.16 (Employee Benefit Plans) and Section 4.22 (Taxes), which shall survive until ninety (90) days after the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections, (ii) Section 4.2 (Authorization), Section 4.9 (Title) and Section 5.2 (Authorization), which shall survive twenty (20) years following the Closing Date, and (iii) Section 4.20 (Compliance with Laws), which shall survive five (5) years following the Closing Date. Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

(b) Special Rule for Fraud. Notwithstanding anything in this Article IX to the contrary, in the event any party to this Agreement perpetrates a fraud on another party hereto, any party which suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(c) Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties and, accordingly, a party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such party.

9.9 Set Off. Upon notice to the Seller specifying in reasonable detail the basis for such offset, Buyer may offset any Losses to which it may be entitled under this Article IX against the stock of US Highland, Inc. to be issued to Seller’s stockholders pursuant to the Award Agreement.

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ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated as follows:

(a) at any time before the Subsequent Closing, by Seller or Buyer, by written notice to the other party, in the event that any federal, state, local laws, rules, regulations or ordinances, or final and non-appealable order restrains, enjoins or otherwise prohibits or makes illegal the sale of the Acquired Assets pursuant to this Agreement;

(b) at any time after July 31, 2018 (as such date may be extended by mutual written agreement of Buyer and Sellers) if the Subsequent Closing has not yet occurred;

(c) at any time before the Subsequent Closing, by Buyer, by written notice to Seller, if there is a material adverse change on the Business;

(d) if on or before December 31, 2018, Buyer has not raised at least Three Million and NO/100 US Dollars (USD $3,000,000.00) in connection with the Financing; or

(e) by mutual written consent of Buyer and Sellers.

10.2 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 10.1, there will be no liability or obligation on the part of Sellers or Buyer, except as provided in this Section 10.2.

(b) Regardless of the reason for termination, Section 1.1, this Section 10.2, and Article XI (and, in each case the corresponding definitions set forth in Section 1.1) will survive any termination of this Agreement. Nothing in this Section 10.2 shall relieve or release any party to this Agreement of any liability or Losses arising out of actual (as opposed to constructive) fraud.

(c) In connection with a termination pursuant to Section 10.1(d), (i) any payment of principal and interest paid to Seller under the Promissory Note, and (ii) any amount of the Financing advanced to Seller pursuant to this Agreement, shall collectively be converted to principal under a promissory note in a form substantially similar to the Promissory Note contemplated herein; provided, however, that any Acquired Assets or Trade Secret Assets for which payment under the Promissory Note or advances pursuant to the Financing have been made shall constitute collateral for the new promissory note, and Buyer or US Highland, Inc. shall have a first lien position thereunder; and Buyer or US Highland, Inc. shall have a second lien position on all other assets of Seller. For the avoidance of doubt, in the event of a termination pursuant to Section 10.1, the ownership of the stock of Buyer will be governed by the Stockholders Agreement.

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10.3 Conduct of Business. Seller covenants and agrees that, except (i) as otherwise expressly contemplated by this Agreement or (ii) as otherwise approved in writing by Buyer (which shall not be unreasonably withheld, conditioned or delayed), from the Effective Date until the Subsequent Closing (the “Interim Period”), Seller shall cause the Business to operate its business in the ordinary course of business consistent with past practice, and shall use commercially reasonable efforts to preserve, maintain and protect the Acquired Assets and the Business. In furtherance and not in limitation of the foregoing sentence, during the Interim Period, except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by applicable law, (iii) as otherwise approved in writing by Buyer (which shall not be unreasonably withheld, conditioned or delayed), (iv) as otherwise required in order to enable Seller to effect the transaction contemplated herein, or (v) as required in the ordinary course of business, Seller shall not undertake any of the following:

(a) amend the organizational documents of the Seller;

(b) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber the Acquired Assets of the Business, or grant any rights to subscribe for or acquire any Acquired Assets of the Business;

(c) declare, set aside, make or pay any dividend or other distribution;

(d) hire any individual who would become an employee or contractor of the Seller or sponsor, administer, adopt, participate in or contribute to any Plan;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any Acquired Assets to any Person or create any Lien (other than any Permitted Liens) against any Acquired Assets;

(f) except as may be required to meet the requirements of any applicable law or GAAP, change any accounting method or practice with respect to the Acquired Assets of the Business;

(g) incur, create, assume, guarantee or otherwise become liable for any Indebtedness;

(h) discharge or settle any Claim or liability against or involving the Acquired Assets of the Business or release or compromise any right or benefit of the Acquired Assets of the Business;

(i) make or change any Tax election or method of accounting, settle any dispute or claim with respect to Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other action that would have the effect of increasing the Tax liability of the Acquired Assets of the Business for any period after the Closing Date;

(j) fail to maintain its corporate existence, acquire by merger or consolidation with, or merge or consolidate with, or purchase any assets of, any other Person;

(k) liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of the Acquired Assets of the Business;

(l) make any loans or advances to any Person;

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(m) enter into any Contract or permit, or amend, terminate or permit to lapse or expire any Material Contract or permit; provided, however, that Seller shall have the right to take such actions reasonably required to renew or extend any Material Contract or permit upon the written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed);

(n) grant any waiver of any term under, or give any consent with respect to, any Material Contract or Contract that would be a Material Contract if in existence on the date hereof; or

(o) commit or agree to do any of the foregoing.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon actual receipt if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Buyer:	Supreme Sweets Acquisition Corp. Attn: Everett M. Dickson, President 3500 Lennox Road, Suite 1500 Atlanta, Georgia 30309 Email: everettmdickson@gmail.com

If to Seller:	Supreme Sweets, Inc. Attn: Mario Parravano, President 111 Brockhouse Road Toronto, Ontario, Canada M8W 2W8 Email:

11.2 Assignability and Parties in Interest. This Agreement shall not be assignable by Seller. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of Texas, United States of America.

11.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, including but not limited to PDF counterparts.

11.5 Complete Agreement. This Agreement, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

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11.6 Modifications, Amendments and Waivers. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by all of the parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

11.7 Expenses. Except as otherwise expressly provided elsewhere in this Agreement, each party shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

11.8 Attorneys’ Fees and Costs. Should any party institute any action or proceeding in any court or arbitration proceeding to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys’ fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

11.9 Further Assurances. Each party shall execute and deliver such further instruments and take such further actions as any other party may reasonably request in order to carry out the intent of this Agreement and to consummate the Transactions.

11.10 Contract Interpretation; Construction of Agreement.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, Section, Exhibit, Schedule, preamble, Recital and party references are to this Agreement unless otherwise stated.

(b) Each party hereto acknowledges that each party was actively involved in the negotiation and drafting of this Agreement and, therefore, no party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

11.11 Jurisdiction and Venue. In respect of any action, suit or other proceeding relating to this Agreement, each party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in Houston, Harris County, Texas.

EACH PARTY HEREBY WAIVES ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON-COVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS, OR TO OBJECT TO VENUE TO THE EXTENT THAT ANY ACTION, SUIT OR OTHER PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.11.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

SELLER:	BUYER:
SUPREME SWEETS INC.	SUPREME SWEETS ACQUISITION CORP.

By:	By:
Name:	Name:	Everett M. Dickson
Title:	Title:	President

2498411 ONTARIO INC.	US HIGHLAND, INC.

By:	By:
Name:	Name:	Everett M. Dickson
Title:	Title:	President

[SIGNATURE PAGE TO UHLN / SUPREME SWEETS APA]